SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

POTLATCH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This additional proxy material is being filed in connection with the Company’s Definitive Proxy Statement on Schedule 14-A filed with the Securities and Exchange Commission on April 5, 2004. This additional proxy material includes a letter to employee stockholders.

April 12, 2004	Potlatch Corporation

601 West Riverside Ave., Suite 1100
Spokane, Washington 99201

Dear Fellow Employee Stockholder:

By now you should have received Potlatch’s 2003 annual report and proxy statement, as well as a voting instruction form for use by Potlatch stockholders in connection with the Company’s 2004 Annual Meeting.

A shareholder has proposed the elimination of time-phased voting

Among the items stockholders will consider at the May 3 Annual Meeting is a proposal urging the elimination of time-phased voting. As you know, shares of Potlatch stock held by stockholders for four years or more and every share of Potlatch stock held by employees in the 401(k) savings plan is entitled to four votes each. The proposal, made by an institutional stockholder who is a recent Potlatch investor, seeks to eliminate your right to four votes per share.

Your Board and Management recommend you vote AGAINST this proposal

Our Company has emphasized long-range planning and the dedication of Company resources to long-term goals for many decades. Your Board of Directors and management believe this philosophy is important to stockholders and has contributed to Potlatch’s success. Eliminating time-phased voting and the four votes to which you are entitled would increase the influence of short-term, speculative investors who may seek personal gain at the expense of the long term best interests of stockholders and employees. For this reason, we encourage you to vote AGAINST the proposal to eliminate time-phased voting (See Proposal 3 on the voting instruction form).

Please sign, date and return the voting instruction form enclosed with the proxy statement

A more complete discussion of the proposal to eliminate time-phased voting begins on page 29 of the proxy statement. We encourage you to also consider and vote on the other items on the Annual Meeting agenda, which are the election of directors and a stockholder proposal urging the preparation of a dividend policy report. Your Board of Directors recommends that you vote FOR the election of the three Directors, AGAINST the proposal of a dividend policy report and AGAINST the proposal urging the elimination of time-phased voting. You may cast your vote by marking, signing, dating and returning the voting instruction form in the envelope provided. You may also vote via the Internet at www.proxyweb.com or by calling, toll-free, 1-800-690-6903.

On behalf of your Board of Directors, I thank you for your support.

Regards,

Penn Siegel

Chairman of the Board and

Chief Executive Officer